EXHIBIT 99.1

Camber Energy Regains Compliance with Continued Listing Standards

HOUSTON, TX / ACCESSWIRE / January 4, 2023 -- Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”), is pleased to announce that on January 3, 2023 it received a letter from the NYSE American LLC (the “Exchange”) advising that the deficiency set forth in the Exchange’s notification letter to the Company on November 7, 2022 has now been resolved and the Company is back in compliance with the Exchange’s continued listing standards set forth in Section 1003(f)(v) of the NYSE American Company Guide.

Additional details regarding the communication from the Exchange were included in, and the description above is qualified in its entirety by Camber’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 4, 2023, which is available under “investors” – “SEC filings” at www.camber.energy.

About Camber Energy, Inc.

Camber Energy, Inc. is a growth-oriented diversified energy company. Through its majority-owned subsidiary, Camber provides custom energy & power solutions to commercial and industrial clients in North America and owns interests in oil and natural gas assets in the United States. The company's majority-owned subsidiary also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patent pending, ready-for-market proprietary Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems.  For more information, please visit the company's website at www.camber.energy.

Forward-Looking Statements

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Any statements that are not historical facts contained in this press release are "forward-looking statements", which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions or economic conditions with respect to the oil and gas industry, the COVID-19 pandemic, the performance of management, actions of government regulators, vendors, and suppliers, our cash flows and ability to obtain financing, competition, general economic conditions and other factors that are detailed in Camber’s filings with the Securities and Exchange Commission. We intend that all forward-looking statements be subject to the safe-harbor provisions.

Contact Information

Investors and Media:

Tel. 281.404.4387 (ext.3)